Exhibit 10.1

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made as of July 7, 2025 by and between Mobileye Global Inc., a Delaware corporation (the “Corporation”), and Intel Overseas Funding Corporation, a Delaware corporation (the “Seller”). Each of the Corporation and the Seller shall be a “Party” and together, “Parties” for purposes of this Agreement.

WHEREAS, the Seller holds 711,500,000 shares of Class B common stock, par value $0.01 per share, of the Corporation (“Class B Stock”), which are convertible into shares of Class A common stock, par value $0.01 per share, of the Corporation (“Class A Stock”);

WHEREAS, the Seller, the Corporation and Goldman Sachs & Co. LLC, as representative of the several underwriters party thereto, intend to enter into an Underwriting Agreement with respect to an underwritten offering (the “Offering”) by the Seller of certain shares of Class A Stock;

WHEREAS, the Seller desires to sell, and the Corporation desires to repurchase, contingent on the closing of the Offering, a certain number of Class A Shares, rounded down to the nearest whole share (the “Seller Class A Shares”), for an aggregate amount of $100 million, on the terms and subject to the conditions contained in this Agreement (the “Share Repurchase”);

WHEREAS, in connection with the Share Repurchase, the Seller shall convert a number of shares of Class B Stock held by the Seller equal to the Seller Class A Shares (the “Seller Class B Shares”) into an equivalent number of shares of Class A Stock, subject to the terms and conditions set forth herein;

WHEREAS, the Seller Class A Shares will be held by the Corporation as treasury stock upon the consummation of the Share Repurchase, subject to the terms and conditions set forth herein;

WHEREAS, given the actual or potential conflicts of interest of Saf Yeboah-Amankwah, Patrick Bombach and Frank D. Yeary (“Mr. Yeary,” and collectively, the “Intel Directors”), the Intel Directors elected to recuse themselves from deliberating on the Share Repurchase and voting on the approval of the Corporation’s entry into the Share Repurchase, and were not present at and did not participate in the deliberation and vote concerning the Share Repurchase;

WHEREAS, the board of directors of the Corporation (the “Board”) (other than the Intel Directors) and the Audit Committee (the “Audit Committee”) of the Board (other than Mr. Yeary) reviewed the Share Repurchase and determined that the Share Repurchase is in the best interests of the Corporation and the holders of Common Stock;

WHEREAS, the Board (other than the Intel Directors) and the Audit Committee (other than Mr. Yeary) approved the Share Repurchase and related transactions that may be required in connection with the Share Repurchase; and

WHEREAS, it is the intention of the Parties that the Share Repurchase be a private sale of securities that is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.      Purchase and Sale of Stock.

(a)            Sale of Shares. Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Corporation, and the Corporation agrees to purchase from the Seller, on the Closing Date (as defined below) the Seller Class A Shares at a price per share equal to the Share Purchase Price (as defined below) for an aggregate amount of $100 million (the “Aggregate Repurchase Price”). As used herein, the parties hereto acknowledge that the “Share Purchase Price” shall equal the per share purchase price to be paid by the underwriters in the Offering (which, for the avoidance of doubt, will be equal to the “per share proceeds, before expenses, to the selling stockholder” as reflected on the cover of the final prospectus supplement for the Offering).

(b)            Closing Date. The purchase and sale of the Seller Class A Shares shall take place remotely via the electronic exchange of documents and signatures on the date of the closing of the Offering or at such other time and date as the Corporation and the Seller shall mutually agree (which date is designated as the “Closing Date”). At the Closing Date: (i) the Corporation shall pay to the Seller in cash the Aggregate Repurchase Price by wire transfer of immediately available funds to an account that the Seller shall designate in writing, and (ii) the Seller and the Corporation shall deliver, or cause to be delivered, to the Corporation’s transfer agent a duly executed instruction letter relating to the conversion of the Seller Class B Shares into the Seller Class A Shares and the cancellation of the Seller Class A Shares upon conversion.

Section 2.      Representations and Warranties of the Seller. The Seller hereby represents and warrants that:

(a)            Ownership of Shares. Upon the conversion of the Seller Class B Shares in accordance with the Amended and Restated Certificate of Incorporation of the Corporation (as may be amended and/or restated from time to time, the “Certificate of Incorporation”) the Seller shall: (i) own all right, title and interest (legal and beneficial) in and to all of the Seller Class A Shares, free and clear of all liens, including, but not limited to, any lien, pledge, claim, security interest, encumbrance, mortgage, assessment, charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise, except for those imposed by applicable federal and state securities laws; (ii) have good and valid title to the Seller Class A Shares and (iii) have the full power and authority to sell, transfer, convey, assign and deliver to the Corporation the Seller Class A Shares being sold by Seller to the Corporation, and upon payment for the Seller Class A Shares, the Corporation shall acquire valid and unencumbered title to the Seller Class A Shares.

(b)            Authorization; Approval; Enforceability. The Seller has full power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)            Consents. To the knowledge of the Seller, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than consents obtained on or before the Closing Date). For the avoidance of doubt, the Seller consents to the Corporation’s purchase of the Seller Class B Shares pursuant to Section VI.A.ix of the Certificate of Incorporation.

(d)            No Conflicts. To the knowledge of the Seller, neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof on the part of the Seller will breach any statutes or regulations of any governmental authority, domestic or foreign, or will conflict with or result in a breach of the Seller’s organizational documents or of any of the terms, conditions or provisions of any judgment, order, injunction, decree, agreement or instrument to which the Seller is a party or by which the Seller or its assets may be bound, or constitute a default thereunder or an event which with the giving of notice or passage of time or both would constitute a default thereunder, which, in each of the foregoing cases, would have any material adverse impact on the Seller’s ability to perform its obligations hereunder.

(e)            Litigation. There is no action, suit, proceeding or investigation pending or, to the Seller’s knowledge, currently threatened that questions the validity of this Agreement, or the right of the Seller to enter into this Agreement, or to consummate the transactions contemplated hereby.

(f)            Sophistication of the Seller. The Seller (i) is a sophisticated investor familiar with transactions similar to those contemplated by this Agreement, (ii) has adequate information concerning the business and financial condition of the Corporation to make an informed decision regarding the conversion of the Seller Class B Shares and the sale of the Seller Class A Shares, (iii) has independently and without reliance upon the Corporation or any of its officers, directors or other affiliates, and based on such information and the advice of such advisors as the Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Seller acknowledges that neither the Corporation nor any of its affiliates is acting as a fiduciary or financial or investment adviser to the Seller, and has not given the Seller any investment advice, opinion or other information on whether the sale of the Seller Class A Shares is prudent. The Seller understands that the Corporation will rely on the accuracy and truth of the foregoing representations, and the Seller hereby consents to such reliance. The Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to the Share Repurchase.

(g)            Consideration. The transactions contemplated by this Agreement provide good, valuable, and sufficient consideration for every promise, duty, agreement, obligation, and right contained in this Agreement.

Section 3.      Representations and Warranties of the Corporation. The Corporation hereby represents and warrants that:

(a)            Authorization; Approval; Enforceability. The Corporation has full power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Corporation and constitutes the valid and legally binding obligation of the Corporation, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)            No Consent. To the knowledge of the Corporation, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of the Corporation in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than consents obtained on or before the Closing Date).

(c)            No Conflicts. To the knowledge of the Corporation, neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof on the part of Corporation will breach any statutes or regulations of any governmental authority, domestic or foreign, or will conflict with or result in a breach of the Corporation’s organizational documents or of any of the terms, conditions or provisions of any judgment, order, injunction, decree, agreement or instrument to which the Corporation is a party or by which the Corporation or its assets may be bound, or constitute a default thereunder or an event which with the giving of notice or passage of time or both would constitute a default thereunder, which, in each of the foregoing cases, would have any material adverse impact on the Corporation’s ability to perform its obligations hereunder.

(d)            Litigation. There is no action, suit, proceeding or investigation pending or, to the Corporation’s knowledge, currently threatened that questions the validity of this Agreement, or the right of the Corporation to enter into this Agreement, or to consummate the transactions contemplated hereby.

(e)            Consideration. The transactions contemplated by this Agreement provide good, valuable, and sufficient consideration for every promise, duty, agreement, obligation, and right contained in this Agreement.

Section 4.      Conditions of the Obligations of the Seller and the Corporation. The obligations of the Seller to deliver the Class A Stock and of the Corporation to purchase and pay for the Class A Stock, in each case as provided herein, shall be subject to the prior or substantially concurrent closing of the Offering.

If the conditions specified in this Section 4 are not satisfied by July 16, 2025, this Agreement shall automatically terminate without liability on the part of any party to any other party, except that Sections 5(c), 5(d), 5(e), 5(l), 5(m) and 5(o) shall at all times be effective and shall survive such termination.

Section 5.      Miscellaneous.

(a)            Tax Obligations. Each Party, and their respective affiliates, shall be solely responsible for paying, or otherwise bearing, any and all taxes and any tax-related penalties, fines and interest related to sale of the Seller Class A Shares pursuant to this Agreement or otherwise arising as a result of the Offering that such Party, and its respective affiliates, is responsible for under applicable law.

(b)            Tax Cooperation. In the event that the Corporation (i) reasonably determines that is able to satisfy Proposed Treasury Regulations Section 58.4501-3(g)(2)(iii)(D) with respect to the Share Repurchase and (ii) requests that Seller assist the Corporation in meeting the requirements of Proposed Treasury Regulations Section 58.4501-3(g)(2)(iii), Seller shall use commercially reasonable efforts to, within 10 days of receiving such a request from the Corporation, provide the Corporation with a properly executed certification described in Proposed Treasury Regulations Section 58.4501-3(g)(2)(iii)(A) that satisfies the requirements of Proposed Treasury Regulations Section 58.4501-3(g)(3) and certifies that (A) the Share Repurchase constitutes a redemption treated as a distribution to which Section 301 of the Internal Revenue Code of 1986, as amended (the “Code”), applies by reason of the application of Section 302(d) of the Code for purposes of Proposed Treasury Regulations Section 58.4501-3(g)(2)(iii)(A) and (B) the Share Repurchase is a dividend for purposes of Proposed Treasury Regulations Section 58.4501-3(g)(3)(iv)(C). Seller and the Corporation shall cooperate in good faith in connection with any related diligence, filings or analysis required in connection with the Corporation satisfying the requirements of Proposed Treasury Regulations Section 58.4501-3(g)(2)(iii).

(c)            Tax Form. On or prior to the Closing Date, Seller shall deliver to the Corporation a duly executed and properly completed IRS Form W-9.

(d)            Indemnification. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its affiliates and their respective representatives (the “Indemnified Party”) from and against any and all costs, expenses (including reasonable attorney’s fees), judgements, fines and losses incurred or sustained by, or imposed upon the Indemnified Party based upon, arising out of, with respect to or by reason of: (i) any inaccuracy in or breach of any of the representations or warranties of the Indemnifying Party contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Indemnifying Party pursuant to this Agreement; and (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Indemnifying Party pursuant to this Agreement.

(e)            Successors and Assigns; Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.

(f)            Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

(g)            Submission to Jurisdiction. Each of the Parties hereto (i) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, the Superior Court of the State of Delaware, or, if the subject matter of the action is one over which exclusive jurisdiction is vested in the courts of the United States of America, a federal court sitting in the State of Delaware (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (iii) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (iv) agrees that it will not bring any action in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts. All actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined in the Delaware Courts. Each of the Parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such Party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such Party at the address specified in Section 5(o) hereof. Service made in such manner, to the fullest extent permitted by applicable law, shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable law.

(h)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronically executed and/or transmitted signature pages shall be accepted as originals for all purposes hereof.

(i)            Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(j)            Finder’s Fee. Each Party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with the Share Repurchase. Each Party also represents that it has not entered into any agreements for which such Party would be liable for finders’ fees or commissions in connection with this transaction or any other contemplated transaction. Each Party agrees to indemnify and hold harmless the other Party from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Party or any of its directors, stockholders, employees or representatives is responsible.

(k)            Amendment and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Corporation and the Seller. Any waiver by any Party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(l)            Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(m)            Survival of Representations and Warranties. The representations, warranties and covenants made by the Seller and the Corporation shall survive the Closing Date. Notwithstanding any knowledge of facts determined or determinable by any Party by investigation, each Party shall have the right to fully rely on the representations, warranties and covenants of the other Party contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty and covenant of the Parties contained in this Agreement is independent of each other representation, warranty and covenant. Except as expressly set forth in this Agreement, no Party has made any representation, warranty or covenant.

(n)            Entire Agreement. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings related to such subject matter.

(o)            Expenses. Irrespective of whether the Closing Date is effected, each of the Corporation and the Seller shall pay all costs and expenses that such Party incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the transactions thereby contemplated (it being understood, for the avoidance of doubt, that the Seller shall bear all underwriting discounts and commissions and transfer taxes in respect of the Offering in accordance with Section 4.4 of the Master Transaction Agreement between the Corporation and Intel Corporation, dated as of October 25, 2022). If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(p)            Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(q)            Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three (3) business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one (1) business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Corporation, at the address set forth below, or at such other address as may have been furnished in writing by the Corporation to the other parties hereto.

Mobileye Global Inc.

Har Hotzvim, 1 Shlomo Momo HaLevi Street

Jerusalem, Israel

Attention: Liz Cohen-Yerushalmi

Email: Liz.CohenYerushalmi@mobileye.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Ave

New York, NY 10017

Attention: Michael Kaplan

Email: Michael.Kaplan@davispolk.com

If to the Seller, at the address set forth below, or at such other address as may have been furnished in writing by the Seller to the other parties hereto.

Intel Overseas Funding Corporation

2200 Mission College Boulevard

Santa Clara, CA 95054

Attention: Patrick Bombach

Email: MA_LegalNotice@intel.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

2000 Avenue of the Stars

Los Angeles, CA 90067

Attention: Michelle Gasaway

Email: Michelle.Gasaway@skadden.com

Any Party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the Party for whom it is intended. Any Party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 5(o).

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE CORPORATION: MOBILEYE GLOBAL INC.

By:	/s/ A. Shashua
Name: Professor Amnon Shashua
Title: Chief Executive Officer, President and Director

[Signature Page to Share Repurchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE SELLER: INTEL OVERSEAS FUNDING CORPORATION

By:	/s/ Patrick Bombach
Name: Patrick Bombach
Title: Corporate Vice President, Head of Corporate Legal and Assistant Corporate Secretary

[Signature Page to Share Repurchase Agreement]